Exhibit 99.1

News Release

Contact:	Jamie Firth
	Exelon Communications	FOR IMMEDIATE RELEASE
312-394-7417

Exelon to Launch Exchange Offer for NRG Energy, Inc.

CHICAGO (Nov. 11, 2008) — Exelon Corporation (NYSE:EXC) announced today that it will launch an exchange offer on Wednesday, Nov. 12 for all of the outstanding shares of NRG Energy, Inc. common stock at a fixed exchange ratio of 0.485 Exelon shares for each NRG share.

“While we would have greatly preferred to enter into direct negotiations with NRG’s board and management, their decision to reject our proposal, without any discussion with us as to the merits or structure of our proposal, has left us with no choice but to bring the offer directly to the NRG shareholders,” said John W. Rowe, Exelon chairman and CEO. “Based on the positive investor response to our proposal, we expect our exchange offer will garner strong support from NRG shareholders, who will not only receive a significant premium for their shares but will also participate in the future growth of the nation’s largest and most diversified power company as new shareholders of a combined Exelon and NRG.”

In a written response to NRG’s Nov. 9 letter rejecting Exelon’s offer, Rowe outlined the compelling strategic, operational and financial value drivers of a combined Exelon-NRG. A copy of Rowe’s letter to NRG is reprinted below.

Exelon also announced today that it has filed a lawsuit in the Delaware Chancery Court against NRG and its directors alleging, among other things, a breach of fiduciary duty by NRG’s directors for various reasons, including the failure of the NRG directors to give appropriate consideration to, and take appropriate action on, the proposal announced by Exelon on Oct. 19. The action seeks relief requiring the NRG board to exempt Exelon’s exchange offer from the Delaware business combination statute, and enjoining the board from taking any actions to frustrate the exchange offer.

“Judicial relief is necessary to ensure that the NRG Board complies with its fiduciary duty to provide the NRG stockholders with the opportunity to decide whether to take advantage of transactions offering them substantial premiums,” the lawsuit states.

Exelon’s Letter to NRG

The full text of Exelon’s Nov. 11 letter to Howard Cosgrove, chairman of the board of NRG and David Crane, president and CEO of NRG, sent in response to their Nov. 9 letter, is reprinted below.

November 11, 2008

Mr. Howard Cosgrove,

Chairman of the Board

Mr. David Crane,

President and Chief Executive Officer

NRG Energy, Inc.

211 Carnegie Center

Princeton, NJ 08540

Dear Howard and David:

Our board was disappointed by your rejection of our proposal. We had hoped to have an opportunity for a constructive conversation prior to your decision. We continue to believe that a combination of our two companies will provide superior value to our respective shareholders.

We strongly disagree with the assertions in your November 9 letter. We think it is important to comment on the following principal points:

Clear Strategic Rationale for the Merger

The combination of NRG and Exelon will create substantially more value for both companies’ shareholders than either company can realize alone. It will create a significantly stronger enterprise on both operational and financial levels. The combined company will be the preeminent low-cost producer of power in the industry, operating in the most attractive markets, and providing earnings and cash flow accretion to shareholders of both Exelon and NRG. In addition, the combined company’s balance sheet will benefit from our investment grade credit rating that will provide greater flexibility for growth and hedging while ultimately reducing the cost of capital.

Strong Value Proposition to NRG Shareholders

Exelon’s proposal provides NRG shareholders an immediate premium and affords them the opportunity to continue to participate in the future value-creating prospects of the combined entity. Moreover, it does so without any tax leakage. With the largest market capitalization in the industry and Exelon’s exceptional record of growth over the past seven years, NRG shareholders will benefit from a more liquid, dividend-paying and less risky investment relative to NRG stand-alone. Additionally, the combined company offers greater potential for stock appreciation at a faster pace than NRG could achieve on a stand-alone basis.

Your analysis overlooks the less risky nature of Exelon’s cash flows. It also ignores the fact that value is driven more by future growth prospects than by historical performance. Moreover, Exelon’s cash flow is stronger and growing faster than NRG’s.

Financing Is Not an Obstacle

A negotiated business combination can be structured in a way that does not trigger the change of control provisions for NRG’s senior notes, which will reduce refinancing requirements to $4 billion or less. We can secure committed financing for that amount at the appropriate time. Reflecting our confidence in that regard, the transaction will not be subject to a financing condition.

In sum, a combination of Exelon and NRG will create superior value for all shareholders. While we would like the opportunity to meet directly with you to discuss the merits of these points, the tenor of your response has led us to conclude that we must take our proposal directly to your shareholders. We are hopeful that a transaction will ultimately be negotiated with the current NRG board. Failing that, we are fully prepared to negotiate with the new board following the 2009 NRG annual meeting of shareholders.

Sincerely,

John W. Rowe

Chairman and Chief Executive Officer

cc:	NRG Board of Directors

* * * * *

Safe Harbor Statement

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, for example, statements regarding benefits of the proposed merger, integration plans and expected synergies. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The factors that could cause actual results to differ materially from these forward-looking statements include Exelon’s ability to achieve the synergies contemplated by the proposed transaction, Exelon’s ability to promptly and effectively integrate the businesses of NRG and Exelon, and the timing to consummate the proposed transaction and obtain required regulatory approvals as well as those discussed in (1) Exelon’s 2007 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 19; (2) Exelon’s Third Quarter 2008 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 12; and (3) other factors discussed in Exelon’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this filing. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this communication.

All information in this filing concerning NRG, including its business, operations, and financial results, was obtained from public sources. While Exelon has no knowledge that any such information is inaccurate or incomplete, Exelon has not had the opportunity to verify any of that information.

Important Additional Information

The exchange offer (the “Offer”) for all of the outstanding common stock of NRG Energy, Inc. (“NRG”) has not yet commenced. Exelon Corporation (“Exelon”) and Exelon Xchange Corporation (“Xchange”) intend to file a Tender Offer Statement on Schedule TO and Exelon intends to file a Registration Statement on Form S-4 with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the Registration Statement or Tender Offer Statement. Investors and security holders are urged to read these documents and other relevant materials when they become available, because they will contain important information. Exelon and Xchange intend to file a proxy statement in connection with proposals Exelon or Xchange expects to make in connection with NRG’s 2009 annual meeting of stockholders. Investors and security holders are urged to read these documents and other relevant materials when they become available, because they will contain important information.

Investors and security holders can obtain copies of these materials (and all other related documents filed with the SEC) when available, at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Innisfree M&A, Inc., 501 Madison Avenue, 20th Floor, New York, New York 10022, toll free at 1-877- 750-9501. Investors and security holders may also read and copy any reports, statements and other information filed by Exelon, Exelon Xchange Corporation or NRG with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Exelon and Xchange and certain of their directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction or any consent solicitation of the stockholders of NRG. Information about Exelon’s directors and executive officers is available in Exelon’s annual report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on February 7, 2008, and its proxy statement, dated March 20, 2008, filed in connection with its 2008 annual meeting of shareholders. Information about Xchange’s directors and executive officers will be available in Exelon’s Registration Statement on Form S-4. Additional information about the interests of potential participants will be included in any proxy statement filed in connection with the proposed transaction or regarding NRG’s annual meeting.

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Exelon Corporation is one of the nation’s largest electric utilities with nearly $19 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and Pennsylvania and natural gas to 480,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

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